State of Delaware
Secretary of State
Division of Corporations
Delivered 10:32 PM 05/22/2007
FILED 10:13 PM 05/22/2007
SRV 070604431 - 4357187 FILE

CERTIFICATE OF INCORPORATION

OF

TECH LABORATORIES, INC.

The undersigned, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

FIRST: The name of the corporation (hereinafter called the "Corporation") is Tech Laboratories, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is : Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation are as follows:

> To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

(A) The total authorized capital stock of the Corporation shall be 3,020,000,000 shares consisting of 3,000,000,000 shares of Common Stock, par value $0.001 per share and 20,000,000 shares of Preferred Stock, par value $0.001 per share.

(B) The Board of Directors is authorized to divide the 19,656,390 shares of preferred stock from time to time into one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and the qualifications, limitations, or restrictions for the shares of such series. The resolution or resolutions of the Board of Directors providing for the division of such preferred stock into series may include the following provisions:

(1) The distinctive designation of each series and the maximum number of shares of each such series which may be issued, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of shares of the series then outstanding) from time to time by action of the Board of Directors;

(2) Whether the holders of the shares of each such series are entitled to vote and, if so, the matters on which they are entitled to vote, the number of votes to which the holder of each share is entitled, and whether the shares of such series are to be voted separately or together with shares of other series;

(3) The dividends to which holders of shares of each series will be entitled; any restrictions, conditions or limitation upon the payment of those dividends; whether the dividends will be cumulative and, if cumulative, the date or dates from which the dividends will be cumulative;

(4) Whether the shares of one or more of such series will be subject to redemption and, if so, whether redemption will be mandatory or optional and if optional, at whose option, the manner off selecting shares for redemption, the redemption price and the manner of redemption;

(5) The amount payable on shares of each such series if there is a liquidation, dissolution or winding up of the Corporation which amount may vary at different dates and depending upon whether the liquidation, dissolution or winding up is voluntary or involuntary;

(6) The obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of each such series;

(7) Whether the shares of one or more of such series will be convertible into, or exchangeable for, any other types or securities, either at the option of the holder or of the Corporation and, if so, the terms of the conversions or exchanges;

(8) Any other provisions regarding the powers preferences and rights, and the qualifications, limitations, or restrictions, for each such series which are not inconsistent with applicable law.

All shares of such series of preferred stock will be identical with each other in all respects, except that shares of any one such series issued at different times may differ as to the dates from which dividends on those shares, if cumulative, shall cumulate.

(C) <u>Creation of Series A Convertible Preferred Stock.</u>

There is hereby created a series of preferred stock consisting of 343,610 shares, $.01 value and designated as the Series A Convertible Preferred Stock ("Series A Convertible Preferred Stock"), having the voting powers, preferences, relative, participating, limitations, qualifications, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

(1) <u>Dividends.</u>

The holders of outstanding shares of Series A Convertible Preferred Stock shall not be entitled to receive any dividends from the Corporation, except as and when specifically declared by the Board of Directors.

(2) Liquidation Rights.

Upon the sale of substantially all of the stock or assets of the Corporation in a non-public transaction or dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Convertible Preferred Stock shall be treated as if they were the owners of such number of shares of the Corporation's common stock as equals $1.00 per share.

(3) Voting Rights.

The holders of shares of Series A Convertible Preferred Stock shall vote solely as a class and shall not have any rights to vote with the Common Stock, except as otherwise required by law.

(4) Conversion of Series A Convertible Preferred Stock.

(a) Holder's Right to Convert. The record Holders of the Series A Convertible Preferred Stock shall be entitled to convert each share of Series A Preferred Stock into 1,000 shares of the Corporation's common stock ("Common Stock")(the "Maximum Conversion Amount"). Notwithstanding the foregoing, in no event shall the record Holders of the Series A Convertible Preferred Stock be entitled to convert each share of Series A Preferred Stock into more than 11.725 shares of Common Stock (the "Initial Conversion Amount") unless and until the shareholders of the Corporation have approved the issuance of the shares of Series A Convertible Preferred Stock in accordance with Section 14A:10-12 under the New Jersey Business Corporation Act. Upon any conversion of the Series A Convertible Preferred Stock into the Initial Conversion Amount, the holder shall retain the right to convert into the balance of the Maximum Conversion, if and when approved by the shareholders of the Corporation as set forth herein.

(b) If, prior to the conversion of all Series A Convertible Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, then the Holders of Series A Convertible Preferred Stock shall thereafter have the right to purchase and receive upon conversion of Series A Convertible Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon the conversion of Series A Convertible Preferred Stock held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any

such case, appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Convertible Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the number of shares issuable upon conversion of the Series A Convertible Preferred Stock otherwise set forth in this Section) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock or securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described herein unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Holders of the Series A Convertible Preferred Stock such shares of stock and/or securities as, in accordance with the foregoing provisions, the Holders of the Series A Convertible Preferred Stock may be entitled to purchase.

The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors.

FIFTH: The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Stephen Cohen	c/o Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The bylaws of the Corporation may be made, altered, amended, changed, added to, or repealed by the board of directors of the Corporation without the assent or vote of the stockholders.

EIGHT: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Sec. 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH: The Corporation shall, to the fullest extent permitted by the provisions of Sec. 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under

said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

TENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

Signed on May 22, 2007

/s/ Stephen Cohen
Stephen Cohen
Incorporator